Exhibit 99.3

        Protective Life Secured Trust 2005-20 made no payment of interest or principal on its 5.05% Callable InterNotes® due 2014 during the fiscal year ended December 31, 2005. As such, no administrative reports were prepared or are included in this Annual Report on Form 10-K.